FIRST AMENDMENT TO
AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amendment") is effective January 11, 2013, by and between The Bank of the Pacific, a Washington corporation ("The Bank"), and Dennis A. Long (the "Executive").

RECITAL

The Bank and Executive wish to amend the Executive’s Amended and Restated Employment Agreement dated effective December 29, 2008 (the "Employment Agreement").

AGREEMENT

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1.                  A new paragraph 4(h) is added to the Employment Agreement as follows:

“Reimbursements. If the value of any reimbursement or in-kind benefit provided under this paragraph 4 is includible in the Executive’s taxable income, then: (i) the reimbursement or in-kind benefit provided shall be paid no later than the last day of the calendar year after the calendar year in which the expense was incurred (or such earlier time as specifically provided for in this paragraph 4), (ii) the amount eligible for reimbursement or in-kind benefit provided in one calendar year will not affect the amount eligible for reimbursement or in-kind benefit provided in any other calendar year, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

2.                  The reference in the first sentence of paragraph 5(d) of the Employment Agreement shall be to paragraph “5(a)” rather than to paragraph “4(a).”

3.                  Paragraph 5(f)(iii) of the Employment Agreement is amended in full as follows:

“Change in Assignment Related to Change in Control. A termination by the Executive will be deemed to have been for "good reason" and the provisions of paragraph 5(f)(ii) shall apply if: (A) within 24 months following a Change in Control, and without the Executive's express written consent, the Executive's assignment with The Bank is changed in a way that results in (I) a material diminution in the Executive's base compensation, (II) a material diminution of the Executive's authority, duties, or responsibilities, (III) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive reports, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to The Bank's Board of Directors, (IV) a material diminution in the budget over which the Executive retains authority, (V) a material change in the geographic location at which the Executive must perform the services, or (VI) any other action or inaction that constitutes a material breach by The Bank of this Agreement; (B) the Executive provides notice to The Bank of his objection to the change within 90 days of such change; (C) The Bank fails to remedy the change within 30 days of the notice provided pursuant to subparagraph (B) of this paragraph 5(f)(iii); and (D) the Executive voluntarily terminates his employment with The Bank within 30 days of the expiration of the period described in subparagraph (C) of this paragraph 5(f)(iii).”

4.                  This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile and PDF signatures delivered hereunder will be deemed originals.

IN WITNESS WHEREOF, The Bank and the Executive hereby execute this Amendment as of the date first written above.

THE BANK: The Bank of The Pacific, a Washington corporation _______________________ Gary C. Forcum Chairman	EXECUTIVE: /s/Dennis A. Long Dennis A. Long

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